Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health reports third-quarter results for fiscal year 2021

•Revenue was flat at $39.3 billion
•GAAP1 operating earnings decreased to $473 million, GAAP diluted EPS decreased to $0.40
•Non-GAAP operating earnings decreased 4% to $689 million, non-GAAP diluted EPS decreased 6% to $1.53
•Company narrowed FY21 earnings guidance

DUBLIN, Ohio, May 6, 2021 – Cardinal Health (NYSE: CAH) today reported third-quarter fiscal year 2021 revenue of $39.3 billion, in-line with the third quarter of last year. Third-quarter GAAP operating earnings decreased 16% to $473 million, primarily due to the write-down of the net assets held for sale from the planned divestiture of the Cordis business. Third-quarter GAAP diluted earnings per share (EPS) decreased to $0.40, due to the previously-disclosed tax effect of the litigation charge in the first quarter.

Non-GAAP operating earnings decreased 4% to $689 million in the quarter due to the negative impact from COVID-19, primarily concentrated in the Pharmaceutical segment. Non-GAAP diluted EPS decreased 6% to $1.53 in the quarter, reflecting a higher non-GAAP effective tax rate, partially offset by lower interest expense.

“We remain focused on serving our customers and their patients and continue to advance our strategic priorities,” said Mike Kaufmann, CEO of Cardinal Health. “With our resilient business model and strong fundamentals, we are navigating the effects of the pandemic and finding opportunities to adapt, innovate and invest for future growth.”

Q3 FY21 summary

	Q3 FY21	Q3 FY20	Y/Y
Revenue	$39.3 billion	$39.2 billion	—%
Operating earnings	$473 million	$562 million	(16)%
Non-GAAP operating earnings	$689 million	$719 million	(4)%
Net earnings attributable to Cardinal Health, Inc.	$119 million	$350 million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$451 million	$474 million	(5)%
Effective Tax Rate	72.8%	26.8%
Non-GAAP Effective Tax Rate	31.2%	25.7%
Diluted EPS attributable to Cardinal Health, Inc.	$0.40	$1.19	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.53	$1.62	(6)%

Cardinal Health

Segment results

Pharmaceutical segment

	Q3 FY21		Q3 FY20		Y/Y
Revenue	$35.1	billion	$35.1	billion	—%
Segment profit	$511	million	$534	million	(4)%

Third-quarter revenue for the Pharmaceutical segment was flat at $35.1 billion. This reflects sales growth from Pharmaceutical Distribution and Specialty Solutions customers in the current period compared against the unfavorable prior-year comparison of the COVID-19-related acceleration in overall pharmaceutical sales.

Pharmaceutical segment profit decreased 4% to $511 million in the third quarter, primarily due to COVID-19-related volume declines in the company’s generics program. This was partially offset by a higher contribution from brand sales mix.

Medical segment

	Q3 FY21		Q3 FY20		Y/Y
Revenue	$4.2	billion	$4.1	billion	3%
Segment profit	$174	million	$178	million	(2)%
Third-quarter revenue for the Medical segment increased 3% to $4.2 billion, driven by a net positive impact from COVID-19 on products and distribution. This increase was primarily due to the impact of personal protective equipment (PPE) sales and higher volumes in our Lab business, partially offset by the adverse effects of reduced elective procedures.

Medical segment profit decreased 2% to $174 million in the third quarter. Cost savings, including global manufacturing efficiencies, were offset by a decline in products and distribution. Additionally, the segment experienced a slight negative impact due to COVID-19.

Tax rate
During the third quarters of fiscal 2021 and 2020, GAAP effective tax rates were 72.8% and 26.8%, respectively. The increase was primarily due to the previously-disclosed tax effect of the litigation charge in the first quarter. Non-GAAP effective tax rates were 31.2% and 25.7%, respectively, for the third quarters of fiscal 2021 and 2020. Third-quarter fiscal 2021 effective tax rates reflect the resolution of all open issues with the IRS for fiscal years 2008 to 2010 as well as certain transfer pricing matters for fiscal years 2011 to 2014, which also impacted reserves for later years.

Fiscal year 2021 outlook1
Cardinal Health narrowed its fiscal year 2021 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $5.90 to $6.05, from the prior range of $5.85 to $6.10.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Recent highlights
•Cardinal Health Board of Directors approved a 1% increase in the company's quarterly dividend from $0.4859 per share to $0.4908 per share, or $1.96 on an annualized basis. The dividend will be payable on July 15, 2021 to shareholders of record at the close of business on July 1, 2021.
•Cardinal Health announced that it signed a definitive agreement to sell its Cordis business to Hellman & Friedman (H&F) for approximately $1 billion. The company anticipates the transaction to close in the first quarter of fiscal 2022.
•Cardinal Health recently launched Outcomes, a digital ecosystem that provides personalized medication therapy management, patient engagement and telepharmacy through its Connect™

Cardinal Health

platform, connecting pharmacists, payers and pharmaceutical companies to improve medication adherence, drive better outcomes and lower the cost of care.
•Cardinal Health recently announced a partnership with FourKites, the largest predictive supply chain visibility platform, to create a cognitive supply chain network that combines real-time visibility, machine learning and artificial intelligence to facilitate the flow of inventory throughout the supply chain.
•Cardinal Health Specialty Solutions launched Cardinal Health™ Navista™ Tech Solutions (TS), an advanced suite of technology solutions to help community oncologists improve outcomes and costs associated with patient treatment as they transition to value-based care.
•Cardinal Health was awarded a $57.8 million contract, including options that if exercised by the U.S. Department of Health and Human Services (HHS) could reach $91.6 million, for the storage and distribution of 80,000 pallets of personal protective equipment (PPE) to support the Strategic National Stockpile (SNS).

Upcoming webcasted investor events
•Bank of America Healthcare Conference at 8:45 a.m. Eastern, May 11

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss third-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until May 5, 2022.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With 50 years in business, operations in more than 40 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Sarah Shew, sarah.shew@cardinalhealth.com and 614.553.3401
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain including ongoing volume reductions in our generics program, our ability to recoup or mitigate cost increases to source certain personal protective or other equipment, and the possible impact of additional disruptions of our distribution or manufacturing facilities; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; risks associated with the distribution of opioids, including the financial impact associated with the outcome of ongoing lawsuits and investigations and risks and uncertainties associated with the ongoing settlement framework discussions with governmental authorities, including the risk that we may fail to reach a settlement agreement or that a final settlement or judicial decision could require us to pay more than we currently anticipate and the risk that the Congressional inquiry on our plan to take tax deductions for opioid-related losses could adversely impact our financial results; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; risks arising from the planned divestiture of our Cordis business, including the risk that we may not receive required regulatory approvals or that we may not be able to complete the divestiture in a timely manner and risks that we may fail to achieve the anticipated strategic objectives from the divestiture; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of May 6, 2021. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Third Quarter			Year-to-Date
(in millions, except per common share amounts)	2021	2020	% Change	2021	2020		% Change
Revenue	$39,275	$39,157	—%	$119,881	$116,233		3%
Cost of products sold	37,463	37,272	1%	114,578	110,955		3%
Gross margin	1,812	1,885	(4)%	5,303	5,278		—%

Operating expenses:
Distribution, selling, general and administrative expenses	1,120	1,165	(4)%	3,404	3,435		(1)%
Restructuring and employee severance	24	(6)		81	80
Amortization and other acquisition-related costs	111	130		345	395
Impairments and (gain)/loss on disposal of assets, net	69	(1)		78	7
Litigation (recoveries)/charges, net [1]	15	35		1,085	5,729
Operating earnings/(loss)	473	562	(16)%	310	(4,368)		N.M

Other (income)/expense, net	(12)	19		(31)	21
Interest expense, net	45	60	(25)%	136	189		(28)%
Loss on early extinguishment of debt	—	5		1	9
Earnings/(loss) before income taxes	440	478	(8)%	204	(4,587)		N.M.

Provision for/(benefit from) income taxes [2]	320	127	N.M	(293)	(237)		N.M.
Net earnings/(loss)	120	351	N.M	497	(4,350)		N.M.

Less: Net earnings attributable to noncontrolling interests	(1)	(1)		(2)	(2)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$119	$350	N.M.	$495	$(4,352)		N.M.

Earnings/(loss) per common share attributable to Cardinal Health, Inc.:
Basic	$0.41	$1.20	N.M.	$1.69	$(14.84)		N.M.
Diluted	0.40	1.19	N.M.	1.68	(14.84)	[3]	N.M.

Weighted-average number of common shares outstanding:
Basic	292	292		293	293
Diluted	294	294		294	293	[3]
1Litigation (recoveries)/charges, net includes pre-tax charges of $1.02 billion and $5.63 billion recorded in the first quarter of fiscal 2021 and 2020, respectively, related to the opioid litigation.
2Provision for/(benefit from) income taxes includes a tax benefit recorded during the nine months ended March 31, 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to the opioid litigation charges previously accrued in our consolidated financial statements. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total net benefit was $419 million.
In addition, the amount of tax expense increased by approximately $140 million during the three months ended March 31, 2021 while the amount of tax benefit increased by approximately $180 million during the nine months ended March 31, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefits associated with the opioid litigation charges are $37 million and $488 million for fiscal 2021 and 2020, respectively.
3 Due to the net loss for the nine months ended March 31, 2020, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	March 31, 2021	June 30, 2020
Assets	(Unaudited)
Current assets:
Cash and equivalents	$3,499	$2,771
Trade receivables, net	8,727	8,264
Inventories, net	14,329	13,198
Prepaid expenses and other	2,715	1,707
Assets held for sale	1,092	—
Total current assets	30,362	25,940

Property and equipment, net	2,315	2,366
Goodwill and other intangibles, net	10,179	11,275
Other assets	1,018	1,185
Total assets	$43,874	$40,766

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,641	$21,374
Current portion of long-term obligations and other short-term borrowings	16	10
Other accrued liabilities	2,573	2,231
Liabilities related to assets held for sale	93	—
Total current liabilities	25,323	23,615

Long-term obligations, less current portion	6,715	6,765
Deferred income taxes and other liabilities	10,042	8,594

Total shareholders’ equity	1,794	1,792
Total liabilities and shareholders’ equity	$43,874	$40,766

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Third Quarter		Year-to-Date
(in millions)	2021	2020	2021	2020
Cash flows from operating activities:
Net earnings/(loss)	$120	$351	$497	$(4,350)

Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization	199	224	603	688
Impairments and (gain)/loss on disposal of assets, net	69	(1)	78	7
Loss on early extinguishment of debt	—	5	1	9
Share-based compensation	33	27	84	68
Provision for bad debts	14	39	49	86
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(12)	(774)	(511)	(653)
(Increase)/decrease in inventories	(67)	983	(1,323)	(8)
Increase/(decrease) in accounts payable	(594)	525	1,267	448
Other accrued liabilities and operating items, net	515	297	1,019	5,425
Net cash provided by operating activities	277	1,676	1,764	1,720

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	—	—	(3)	—
Additions to property and equipment	(100)	(90)	(274)	(239)
Purchases of investments	—	(12)	(18)	(18)
Proceeds from sale of investments	1	4	5	6
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	—	—	—	2
Net cash used in investing activities	(99)	(98)	(290)	(249)

Cash flows from financing activities:
Net change in short-term borrowings	—	(683)	—	(2)
Proceeds from interest rate swap terminations	18	—	18	—
Reduction of long-term obligations	(4)	(95)	(53)	(888)
Net tax proceeds/(withholdings) from share-based compensation	5	7	(1)	(4)
Dividends on common shares	(143)	(141)	(432)	(428)
Purchase of treasury shares	(200)	—	(200)	(350)
Net cash used in financing activities	(324)	(912)	(668)	(1,672)

Effect of exchange rates changes on cash and equivalents	(6)	4	8	(1)
Cash and equivalents reclassified to assets held for sale	(86)	—	(86)	—

Net increase/(decrease) in cash and equivalents	(238)	670	728	(202)
Cash and equivalents at beginning of period	3,737	1,659	2,771	2,531
Cash and equivalents at end of period	$3,499	$2,329	$3,499	$2,329

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Third Quarter

(in millions)	2021	2020	(in millions)	2021	2020
Pharmaceutical			Medical

Revenue			Revenue
Amount	$35,104	$35,112	Amount	$4,174	$4,051
Growth rate	—%	12%	Growth rate	3%	5%

Segment profit			Segment profit
Amount	$511	$534	Amount	$174	$178
Growth rate	(4)%	—%	Growth rate	(2)%	15%
Segment profit margin	1.46%	1.52%	Segment profit margin	4.18%	4.39%

Year-to-Date

(in millions)	2021	2020	(in millions)	2021	2020
Pharmaceutical			Medical

Revenue			Revenue
Amount	$107,452	$104,254	Amount	$12,441	$11,991
Growth rate	3%	8%	Growth rate	4%	3%

Segment profit			Segment profit
Amount	$1,326	$1,394	Amount	$640	$543
Growth rate	(5)%	—%	Growth rate	18%	13%
Segment profit margin	1.23%	1.34%	Segment profit margin	5.14%	4.53%
The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Gross				Operating	Earnings			Net			Diluted
		Margin		SG&A2		Earnings	Before	Provision for		Earnings[3]	Effective		EPS[3]
	Gross	Growth		Growth	Operating	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	Earnings	Rate	Taxes	Taxes	Earnings[3]	Rate	Rate	EPS[3]	Rate
	Third Quarter 2021
GAAP	$1,812	(4)%	$1,120	(4)%	$473	(16)%	$440	$320	$119	N.M.	72.8%	$0.40	N.M.
Surgical gown recall costs	(1)		—		(1)		(1)	—	(1)			—
State opioid assessment related to prior fiscal years	—		2		(2)		(2)	(1)	(1)			—
Restructuring and employee severance	—		—		24		24	6	18			0.06
Amortization and other acquisition-related costs	—		—		111		111	28	83			0.28
Impairments and (gain)/loss on disposal of assets, net	—		—		69		69	(4)	73			0.25
Litigation (recoveries)/charges, net[4]	—		—		15		15	(144)	159			0.54
Non-GAAP	$1,811	(4)%	$1,121	(4)%	$689	(4)%	$657	$205	$451	(5)%	31.2%	$1.53	(6)%

	Third Quarter 2020
GAAP	$1,885	7%	$1,165	6%	$562	30%	$478	$127	$350	18%	26.8%	$1.19	20%
Surgical gown recall costs	(1)		—		(1)		(1)	—	(1)			—
Restructuring and employee severance	—		—		(6)		(6)	(3)	(3)			(0.01)
Amortization and other acquisition-related costs	—		—		130		130	31	99			0.34
Impairments and (gain)/loss on disposal of assets, net	—		—		(1)		(1)	(1)	—			—
Litigation (recoveries)/charges, net	—		—		35		35	8	27			0.09
Loss on early extinguishment of debt	—		—		—		5	1	4			0.01
Transitional tax benefit, net	—		—		—		—	1	(1)			—
Non-GAAP	$1,884	7%	$1,165	6%	$719	8%	$639	$164	$474	—%	25.7%	$1.62	2%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4Litigation (recoveries)/charges, net includes pre-tax charges of $1.02 billion and $5.63 billion recorded in the first quarter of fiscal 2021 and 2020, respectively, related to the opioid litigation. For fiscal 2021, the amount of tax expense increased by approximately $140 million during the three months ended March 31, 2021 while the amount of tax benefit increased by approximately $180 million during the nine months ended March 31, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefits associated with the opioid litigation charges are $37 million and $488 million for fiscal 2021 and 2020, respectively.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

						Operating	Earnings/			Net
		Gross				Earnings/	(Loss)	Provision for/		Earnings/			Diluted
		Margin		SG&A2	Operating	(Loss)	Before	(Benefit from)	Net	(Loss)[3]	Effective		EPS[3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	(Loss)	Rate	Taxes	Taxes	(Loss)[3]	Rate	Rate	EPS[3,4]	Rate
	Year-to-Date 2021
GAAP	$5,303	—%	$3,404	(1)%	$310	N.M.	$204	$(293)	$495	N.M.	(143.3)%	$1.68	N.M.
Surgical gown recall costs	—		3		(3)		(3)	(1)	(2)			—
State opioid assessment related to prior fiscal years	—		(39)		39		39	9	30			0.10
Restructuring and employee severance	—		—		81		81	20	61			0.21
Amortization and other acquisition-related costs	—		—		345		345	86	259			0.88
Impairments and (gain)/loss on disposal of assets, net	—		—		78		78	12	66			0.22
Litigation (recoveries)/charges, net[5]	—		—		1,085		1,085	584	501			1.70
Loss on early extinguishment of debt	—		—		—		1	—	1			—
Non-GAAP	$5,303	(1)%	$3,368	(1)%	$1,935	—%	$1,830	$417	$1,411	9%	22.8%	$4.79	9%

	Year-to-Date 2020
GAAP	$5,278	2%	$3,435	4%	$(4,368)	N.M.	$(4,587)	$(237)	$(4,352)	N.M.	5.2%	$(14.84)	N.M.
Surgical gown recall costs	55		(40)		95		95	25	70			0.24
State opioid assessment related to prior fiscal years	—		(4)		4		4	1	3			0.01
Restructuring and employee severance	—		—		80		80	18	62			0.21
Amortization and other acquisition-related costs	—		—		395		395	98	297			1.01
Impairments and (gain)/loss on disposal of assets, net	—		—		7		7	1	6			0.02
Litigation (recoveries)/charges, net[5]	—		—		5,729		5,729	509	5,220			17.80
Loss on early extinguishment of debt	—		—		—		9	2	7			0.02
Transitional tax benefit, net	—		—		—		—	12	(12)			(0.04)
Non-GAAP	$5,333	3%	$3,391	2%	$1,942	5%	$1,732	$429	$1,300	4%	24.8%	$4.41	6%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4For the nine months ended March 31, 2020, GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 293 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. For the nine months ended March 31, 2020, non-GAAP diluted EPS is calculated using a weighted average of 295 million common shares, which includes potentially dilutive shares.
5Litigation (recoveries)/charges, net includes pre-tax charges of $1.02 billion and $5.63 billion recorded in the first quarter of fiscal 2021 and 2020, respectively, related to the opioid litigation. For fiscal 2021, the amount of tax expense increased by approximately $140 million during the three months ended March 31, 2021 while the amount of tax benefit increased by approximately $180 million during the nine months ended March 31, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefits associated with the opioid litigation charges are $37 million and $488 million for fiscal 2021 and 2020, respectively.

Litigation(recoveries)/charges, net also includes a tax benefit recorded during the nine months ended March 31, 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to the opioid litigation charges previously accrued in our consolidated financial statements. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total net benefit was $419 million; however, for purposes of reconciling Non-GAAP financial measures, we allocated $385 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $34 million is included in non-GAAP measures.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and, in most cases, determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors relating to last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•Surgical gown recall costs includes inventory write-offs and certain remediation and supply disruption costs arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a Court, updates to prior estimates or reimbursement of assessments from manufacturers.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated a portion of the tax benefit to litigation charges.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.
The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2021 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020. The excluded items for fiscal 2021 year to date period impacted the Company's EPS by $3.11, which includes a $2.85 charge related to the opioid litigation.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other(income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs.
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, and (8) loss on early extinguishment of debt.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt, each net of tax, and (9) transitional tax benefit, net.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt, and (9) transitional tax benefit, (net) divided by (earnings/(loss) before income taxes adjusted for the first eight items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.